Exhibit 24(b)

BANK OF AMERICA CORPORATION

BOARD OF DIRECTORS

RESOLUTIONS

January 28, 2009

Annual Report on Form 10-K

NOW, THEREFORE, BE IT:

RESOLVED, that Teresa M. Brenner, Alice A. Herald and Edward P. O’Keefe be, and each of them with full power to act without the other hereby is, authorized and empowered to prepare, execute, deliver and file the 2008 Form 10-K and any amendment or amendments thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the following: the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer of the Corporation;

BANK OF AMERICA CORPORATION

CERTIFICATE OF ASSISTANT SECRETARY

I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify that the foregoing is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on January 28, 2009, at which meeting a quorum was present and acting throughout and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of February 9, 2009.

/s/ ALLISON L. GILLIAM
Assistant Secretary

(CORPORATE SEAL)